EXECUTION COPY

                       THIRD AMENDMENT TO CREDIT AGREEMENT
                               AND LIMITED WAIVER



FIRSTAR BANK, N. A., as Agent
(formerly known as Firstar Bank Milwaukee, N. A.)
Milwaukee, Wisconsin
and The Financial Institutions Identified Herein

Ladies and Gentlemen:

     The undersigned, NORTHLAND CRANBERRIES, INC., a Wisconsin corporation (the "Company") hereby requests that the undersigned financial institutions (together with their respective successors and assigns, collectively, the "Banks") agree to further amend the Credit Agreement dated as of March 15, 1999, as amended as of May 1, 1999 and December 29, 1999 (the "Credit Agreement"), among the Company, certain of the Banks and Firstar Bank, N. A., as agent, and to waive certain defaults, all on the terms and conditions set forth below. Capitalized terms used herein and not defined shall have the meanings assigned thereto in the Credit Agreement.

     1. Amendment to Section 1.1. Section 1.1 of the Credit Agreement shall be amended to read as follows:

          Section 1.1. The Revolving Credit. Subject to all of the terms and conditions hereof, each Bank, severally and for itself alone, agrees to extend such Bank's Percentage of a revolving credit facility to the Company which may be availed of by the Company in its discretion from time to time, be repaid and used again, during the period from the date hereof to and including the Revolving Credit Termination Date. The revolving credit facility may be utilized by the Company in the form of (i) revolving credit loans (individually a "Revolving Credit Loan" and collectively the "Revolving Credit Loans") from the Banks according to their respective Percentages, (ii) swing line loans (individually a "Swing Line Loan" and collectively, the "Swing Line Loans") from the Swing Line Lender, pursuant to Section 1.2 hereof, and (iii) L/Cs issued by the Issuer upon request of the Company and in which each Bank shall have purchased a participation, provided that the aggregate amount of the Revolving Credit Loans, Swing Line Loans, Reimbursement Obligations and the maximum amount available to be drawn under all L/Cs outstanding at any one time shall not exceed One Hundred Fifty Five Million Dollars ($155,000,000), which amount shall be reduced by Five Million Dollars ($5,000,000) on the last day of each of the first and third fiscal quarters of the Company commencing with the fiscal quarters ending November 30, 2000 and May 31, 2001 and continuing thereafter until the Revolving Credit Termination Date (as so reduced at any time, the "Revolving Credit Commitment"). All Revolving Credit Loans shall be evidenced by Revolving Credit Notes of the Company (the "Revolving Credit Notes") payable to the order of each of the Banks in the amounts of their respective Percentages of the Revolving Credit Commitment (prior to giving any effect to any reduction in the amount thereof), such Revolving Credit Notes to be in substantially the form attached hereto as Exhibit 1.1. Without regard to the face principal amounts of each of the Revolving Credit Notes, the actual principal amount at any time outstanding and owing by the Company on account thereof during the period ending on the Revolving Credit Termination Date shall be the sum of all Revolving Credit Loans then or theretofore made thereon less all principal payments actually received thereon during such period.

     2. Amendment to Section 3.3. Section 3.3 of the Credit Agreement shall be amended to add the following sentence at the end of such Section:

     In the event Cliffstar Corporation ("Cliffstar") shall at any time prepay in the case of clause (a) or pay in the case of clause (b) (a "Cliffstar Prepayment") all or any portion of (a) that certain Promissory Note dated March 8, 2000 in the original principal amount of $28,000,000 payable by Cliffstar to the Company (the "Cliffstar Note"), or (b) the "Earnout Termination Payment" (as defined in that certain Asset Purchase Agreement dated January 5, 2000 by and between Cliffstar and the Company, as amended by that certain First Amendment to Asset Purchase Agreement dated as of March 8, 2000 (as so amended, the "Asset Purchase Agreement")), in each case other than in connection with regularly scheduled payments of principal and/or interest, as the case may be, and in the case of clause
     (a) regular payments of the "Earnout Amount" (as defined in the Asset Purchase Agreement) that are applied against the principal due under the Cliffstar Note, the Company shall, not later than 5:00 p.m. (Milwaukee time) on the Business Day following a Cliffstar Prepayment, pay to the Agent for the pro rata account of the Banks as and for a mandatory prepayment on the Revolving Credit Notes, the amount of the Cliffstar Prepayment.

     3. Amendment to Section 3.4. Section 3.4 of the Credit Agreement shall be amended to add the following sentence at the end of such Section:

     In the event of any Cliffstar Prepayment, the Revolving Credit Commitment shall be reduced, without any action by or notice on the part of the Company, to the difference between (a) the Revolving Credit Commitment and
     (b) the sum of the aggregate amount of any partial terminations of the Revolving Credit Commitment pursuant to this Section prior to the date hereof and the amount of the Cliffstar Prepayment.

     4. Amendment to Section 7.4. Section 7.4 of the Credit Agreement shall be amended to read as follows:

          Section 7.4. Financial Reports. The Company will maintain a standard and modern system of accounting in accordance with sound accounting practice and will furnish with reasonable promptness to the Agent and its duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as may be reasonably requested and, without any request, will furnish to the Agent:


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

               (a) as soon as available, and in any event within thirty (30) days after the close of each monthly fiscal period of the Company, an unaudited, consolidated balance sheet and consolidated statements of income of the Company as at the end of and for such month and for the year-to-date period then ended, in reasonable detail and, in the case of the quarterly financial statements, stating in comparative form the figures for the corresponding date and periods in the previous fiscal year, all prepared in accordance with general accepted accounting principles, subject to year-end audit adjustments and the absence of footnotes; and

               (b) as soon as available, and in any event within forty five (45) days after the close of each quarterly fiscal period of the Company, a copy of the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC"); and

               (c) as soon as available, and in any event within ninety (90) days after the close of each fiscal year, a copy of the audit report for such year and accompanying consolidated financial statements, including balance sheet, reconciliation of change in stockholders' equity, profit and loss statement and statement of source and application of funds for the Company and its Subsidiaries showing in comparative form the figures for the previous fiscal year of the Company, all in reasonable detail, prepared and certified by Deloitte & Touche or other independent public accountants of nationally recognized standing selected by the Company and reasonably acceptable to the Agent; and

               (d) each of the consolidated financial statements furnished to the Agent pursuant to paragraphs (a), (b) and (c) above shall be accompanied by a Compliance Certificate in the form of Exhibit 7.4 attached hereto signed by its Vice President-Finance; and

               (e) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Company shall have filed with the SEC or any governmental agency substituted therefor, or any national securities exchange, including copies of the Company's Annual Report on Form 10-K, including financial statements audited by Deloitte & Touche or other independent public accountants of nationally recognized standing selected by the Company and reasonably acceptable to the Agent; and

               (f) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all consolidated financial statements, reports (including the Company's Annual Report to Shareholders) and proxy statements so mailed; and

               (g) as soon as available, and in any event within thirty (30) days prior to the end of each fiscal year of the Company, a copy of the Company's consolidated business plan and operating projections for the following fiscal year,


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

          such plan to be in reasonable detail prepared by the Company and in form reasonably satisfactory to the Agent.

     5. Amendment to Section 7.6. Section 7.6 of the Credit Agreement shall be amended to read as follows:

          Section 7.6 Consolidation and Merger. Neither the Company nor any Subsidiary will consolidate with or merge into or sell all or substantially all of their respective assets to any Person, without the prior written consent of the Banks.

     6. Amendment to Section 7.8. Section 7.8 of the Credit Agreement shall be amended to read as follows:

          Section 7.8. Minimum Tangible Net Worth. The Company will continuously maintain Tangible Net Worth (i) as of March 31, 2000 and through August 30, 2000 of not less than One Hundred Twenty Million Dollars ($120,000,000), and (ii) as of August 31, 2000 and thereafter of not less than One Hundred Twenty Five Million Dollars ($125,000,000).

     7. Amendment to Section 7.9. Section 7.9 of the Credit Agreement shall be amended to read as follows:

          Section 7.9. Fixed Charge Coverage Ratio. The Company will not, as of the last day of each fiscal quarter during the term hereof, permit its Fixed Charge Coverage Ratio to be less than the following ratios:

                                                     Minimum Fixed Charge
                                                     --------------------
          Period                                       Coverage Ratio
          ------                                       --------------

          April 1, 2000 to August 31, 2000             1.25   :   1.0
          September 1, 2000 to February 27, 2001       1.50   :   1.0
          February 28, 2001 and thereafter             1.75   :   1.0

     8. Amendment to Section 7.10. Section 7.10 of the Credit Agreement shall be amended to read as follows:

          Section 7.10. Funded Debt to Capitalization. The Company will not, as of the last day of each fiscal quarter during the term hereof, permit the ratio of its (i) Funded Debt to (ii) the sum of Funded Debt plus Net Worth, to exceed the following:

                                                 Maximum Funded Debt to
          Period                                  Capitalization Ratio
          ------                                  --------------------

          April 1, 2000 to August 31, 2000         .55    :   1.0
          September 1, 2000 and thereafter         .50    :   1.0


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

     9. Amendment to Section 8.1. Section 8.1 of the Credit Agreement shall be amended by deleting the word "or" at the end of subsection (g) and the period at the end of subsection (h) and inserting in lieu thereof "; or" and adding the following subsection (i):

               (i) There shall occur a "Change in Control" with respect to the Company. For this purpose, a "Change in Control" means any one of the following:

                    (A) Any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), together with its affiliates become the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Common Stock of the Company or more than 50% of the then outstanding securities of the Company entitled generally to vote for the election of directors ("Voting Securities");

                    (B) The Company merges with or into any Person, or any Person merges with or into the Company in a transaction in which the outstanding Voting Securities are converted into or exchanged for cash, securities or other property other than a transaction where the Voting Securities outstanding immediately prior to such transaction are converted into or exchanged for voting stock of the surviving or transferee Person and such voting stock constitutes a majority of the outstanding shares of voting stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

                    (C) All or substantially all of the assets of the Company and its Subsidiaries, on a consolidated basis, are sold or disposed of.

     10. Amendment to Section 8.2. The first clause of Section 8.2 shall be amended to read as follows:

          When any Event of Default, other than an Event of Default described in subsections (g), (h) or (i) of Section 8.1 hereof, has occurred and is continuing, the Agent upon instruction of the Required Banks shall, by notice to the Company, take either or both of the following actions:...

     11. Amendment to Section 8.3. The first clause of Section 8.3 shall be amended to read as follows:

          When any Event of Default described in subsections 8.1(g), 8.1.(h) or 8.1(i) has occurred and is continuing,...


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

     12. Amendment to Section 9. Section 9 of the Credit Agreement shall be amended by amending the definition of "Net Income" to read as follows:

          "Net Income" shall mean consolidated net income determined in accordance with generally accepted accounting principles, consistently applied; provided, however, that for purposes of Section 7.9 of this Agreement, Net Income will be calculated without giving effect to the Company's February 29, 2000 $30,000,000 pre-tax extraordinary charge.

     13. Defaults and Limited Waiver. The Company hereby acknowledges and agrees that prior to giving any effect to the amendments to the Credit Agreement contained herein, certain Events of Default have occurred under the Credit Agreement on account of the Borrower's failure to comply with the provisions of Sections 7.8, 7.9 and 7.10 for the fiscal period ending February 29, 2000. Upon the effectiveness of this Amendment in accordance with Paragraph 13, below, the Banks agree to waive the Events of Default described above as of February 29, 2000. This waiver shall not apply to any other Events of Default under the Credit Agreement whether now existing or occurring after the date hereof.

     14. Consent to Sale of Private Label Juice Business. Pursuant to Paragraph 8 of the Second Amendment to Credit Agreement and Consent dated as of December 29, 1999, the Banks consented to the sale of the Company's "private label" juice business substantially on the terms outlined on Exhibit A to that Amendment. Subsequent to the date of such Amendment, and in the process of finalizing the terms of the sale, certain terms outlined in such Exhibit A were changed and the sale was consummated on the terms set forth on Exhibit A hereto. The Company has delivered the original Cliffstar Note to the Agent and concurrently with the execution hereof will enter into a Collateral Pledge Agreement in favor of the Agent with respect to the Cliffstar Note. The definition of "Loan Documents" in the Credit Agreement shall be amended to include the Collateral Pledge Agreement as one of the Loan Documents. Subject to the terms and conditions of this Amendment the undersigned Banks hereby ratify and confirm their consent to the sale by the Company of those assets comprising the Company's private label juice business on the revised terms.

     15. Field Exam. The Banks hereby reserve the right to require the Agent, on their behalf, to conduct a field exam of the Company and the Company hereby acknowledges such reservation and agrees to cooperate with the Agent in its conduct of such an exam. The Company further agrees that such an exam would be at the expense of the Company.

     16. Fees.

          (a) Amendment and Waiver Fee. In consideration of the Banks entering into this Amendment and providing the waivers set forth herein, the Company shall pay to the Agent for the pro rata account of the Banks a fully earned, non-refundable fee in the amount of Three Hundred Eighty Seven Thousand Five Hundred Dollars ($387,500), which fee shall be payable upon execution of this Amendment.


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

          (b) Change of Control Fee. In the event of a sale of substantially all of the assets of the Company or a majority of the outstanding stock of the Company in one transaction or a series of related transactions, the Company agrees to pay to the Agent, for the pro-rata account of the Banks a fully non-refundable fee in an amount equal to three fourths percent (.75%) of the Revolving Credit Commitment. The provision in this Amendment for payment of such fees shall not constitute consent to such an action where required pursuant to the Credit Agreement.

     17. Effectiveness. This Amendment shall become effective as of April 13, 2000 upon the Agent's receipt of a copy of this Amendment duly executed by the Company and the Banks, together with the following:

          (a) a Collateral Pledge Agreement executed by the Company with respect to the Note to the Company from the Buyer of its private label juice business;

          (b) a certificate of the Secretary of the Company as to the continued effectiveness, without amendment, of the Articles of Incorporation and Bylaws of the Company delivered to the Agent on March 14, 1999, the signatures of officers of the Company authorized to execute this Amendment and the attached resolutions authorizing the transactions contemplated by this Amendment; and

          (c) Payment of the amendment and waiver fee described in Paragraph 16(a), above.

     18. Representations and Warranties of the Company. In order to induce the Banks to enter into this Amendment and in recognition of the fact that the Banks are acting in reliance thereupon, the Company represents and warrants to the Banks as follows:

          (a) The Company has the corporate power and authority to enter into, deliver and issue this Amendment and to continue to borrow under the Credit Agreement, as amended hereby. Each of the Credit Agreement, as amended hereby, and this Amendment when duly executed on behalf of the Company, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

          (b) The execution and delivery of this Amendment and the prospective borrowing and performance by the Company of its obligations under the Credit Agreement, as amended hereby, have been authorized by all necessary action on the part of the Company; and

          (c) The representations and warranties of the Company contained in the Credit Agreement, as amended hereby, are true and correct in all material respects as of the date of this Amendment as though made on and as of the date of this Amendment; and

          (d) Except as provided in Paragraph 13, above, as of the date of this Amendment no Event of Default, or default which with the passage of time would


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

     constitute an Event of Default under the Credit Agreement, has occurred and is continuing; and

          (e) The Company is liable, without offset, counterclaim or other defense, for all obligations of the Company to the Banks; and

          (f) No information, financial statement, exhibit or report furnished by the Company to the Agent in connection with the negotiation of, or pursuant to, this Amendment, contains any material misstatement of fact, or omits to state a material fact, or omits any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading as of the date when made.

     19. Counterparts. This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     20. Miscellaneous.

          (a) Each reference in the Credit Agreement to "this Agreement" shall be deemed a reference to the Credit Agreement as amended by this Amendment.

          (b) In accordance with Section 10.4 of the Credit Agreement, the Company shall pay or reimburse the Agent for all of its expenses, including reasonable attorneys' fees and expenses, incurred in connection with this Amendment, for the preparation, examination and approval of documents in connection herewith, the preparation hereof and expenses incurred in connection herewith.

          (c) This Amendment is being delivered and is intended to be performed in the State of Wisconsin and shall be construed and enforced in accordance with the laws of that state without regard for the principals of conflicts of laws.

          (d) Except as expressly modified or amended herein, the Credit Agreement shall continue in effect and shall continue to bind the parties hereto. This Amendment is limited to the terms and conditions hereof and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement.


                            [Signatures on next page]

     If this Third Amendment to Credit Agreement and Limited Waiver is satisfactory to you, please sign the form of acceptance below. Dated and effective as of the 13th day of April, 2000.

                                       Very truly yours,

                                       NORTHLAND CRANBERRIES, INC.


                                       By: /s/ John Swendrowski
                                          ------------------------------------
                                          Chairman and Chief Executive Officer

     Accepted and agreed to as of the day and year last above written.

                                        FIRSTAR BANK, N. A.


                                        By: /s/ Randy D. Olver
                                            -----------------------------------

                                        Address:

                                        777 East Wisconsin Avenue
                                        Milwaukee, Wisconsin  53202
                                        Attention: Randy D. Olver, Senior Vice
                                                   President


                                        NORWEST BANK MINNESOTA, N. A.


                                        By:____________________________________
                                        Its:___________________________________

                                        Address:

                                        Sixth Street and Marquette Avenue
                                        MAC N9305-114
                                        Minneapolis, Minnesota 55479
                                        Attention: Kenneth E. LaChance,
                                                   Assistant Vice President

                                        U.S. BANK NATIONAL ASSOCIATION


                                        By: /s/ Michael Fordney
                                            -----------------------------------

                                        Address:

                                        201 West Wisconsin Avenue
                                        Milwaukee, Wisconsin  53259-0911
                                        Attention: Michael Fordney, Senior
                                                   Vice President


                                        BANK OF AMERICA, NATIONAL
                                         ASSOCIATION


                                        By: /s/ Edward L. Cooper III
                                            -----------------------------------

                                        Address:

                                        231 South LaSalle Street
                                        Chicago, Illinois  60697
                                        Attention: Edward L. Cooper III, Senior
                                                   Vice President


                                        ST. FRANCIS BANK, F.S.B.


                                        By: /s/ John Tans
                                            -----------------------------------

                                        Address:

                                        13400 Bishops Lane, Suite 190
                                        Brookfield, Wisconsin  53005-6203
                                        Attention: John Tans, Vice President/
                                                   Commercial Banking

                                        M&I MARSHALL & ILSLEY BANK


                                        By: /s/
                                            -----------------------------------
                                             and

                                        By: /s/ Robert A. Nielsen
                                            -----------------------------------

                                        Address:

                                        770 North Water Street
                                        Milwaukee, Wisconsin  53202
                                        Attention:  Dennis D. Finnigan, Vice
                                                    President


                                        FLEET CAPITAL CORPORATION


                                        By: /s/ Edward M. Bartkowski
                                            -----------------------------------

                                        Address:

                                        20800 Swenson Drive, Suite 350
                                        Post Office Box 1641
                                        Waukesha, Wisconsin  53187
                                        Attention: Edward M. Bartkowski, Vice
                                                   President


                                        BANK ONE, NA


                                        By: /s/ Anthony F. Maggiore
                                            -----------------------------------

                                        Address:

                                        111 East Wisconsin Avenue
                                        Milwaukee, Wisconsin  53202
                                        Attention: Anthony F. Maggiore,
                                                   Managing Director

                                        LaSALLE BANK NATIONAL ASSOCIATION


                                        By: /s/ James A. Meyer
                                            -----------------------------------

                                        Address:
                                        411 East Wisconsin Avenue
                                        Milwaukee, Wisconsin  53202
                                        Attention: James A. Meyer, First Vice
                                                   President